EXHIBIT 10.4
SECOND AMENDED AND RESTATED
SUPPLEMENTAL RETIREMENT AGREEMENT
BETWEEN
UNITED BANKSHARES, INC.
AND
RICHARD M. ADAMS
               THIS SECOND AMENDED AND RESTATED AGREEMENT (“Agreement”), is made and entered into this            day of           , 2008 by and among Richard M. Adams (“Adams”) and United Bankshares, Inc., a West Virginia corporation and bank holding company (“UBS”); provided, however, that all provisions applicable to compliance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be effective as of January 1, 2005.
WITNESSETH:
               WHEREAS, Adams is Chairman, Chief Executive Officer, and a Director of UBS and Chairman, Chief Executive Officer and a Director of United National Bank, a national banking association (“Bank”), a subsidiary of UBS;
               WHEREAS, UBS highly values the efforts, abilities and accomplishments of Adams;
               WHEREAS, UBS, as an inducement to continued employment, wishes to assist Adams with his retirement planning;
               WHEREAS, the Board of Directors of UBS desires to provide Adams with retirement income considered reasonable and based upon actuarially determined need; and
               WHEREAS, UBS and Adams entered into a Supplemental Retirement Agreement dated July 27, 1990 (“Supplemental Retirement Agreement”) to provide Adams such retirement income; and
               WHEREAS, UBS and Adams first Amended and Restated said Supplemental Retirement Agreement effective as of November 1, 2001; and

               WHEREAS, by this Agreement UBS and Adams desire to further amend and restate the Supplemental Retirement Agreement with certain agreed upon modifications and for the purpose of complying with the requirements of Code Section 409A and UBS and Adams intend this amendment to comply with Transition Relief promulgated by the Internal Revenue Service pursuant to Code Section 409A, and accordingly, notwithstanding any other provisions of this amended and restated Agreement, this amendment applies only to amounts that would not otherwise be payable in 2006, 2007 or 2008 and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, or (iii) an amount to be paid in 2008 that would not otherwise be payable in such year, and to the extent necessary to qualify under Transition Relief issued under said Code Section 409A, to not be treated as a change in the form and timing of a payment under section 409A(a)(4) or an acceleration of a payment under section 409A(a)(3), Adams, by executing this Agreement, shall be deemed to have elected the timing and distribution provisions of this Amended and Restated Agreement, and to have elected the form of distribution or distributions as set forth herein, all prior to December 31, 2008; and
               WHEREAS, Adams is willing to provide the services to UBS and its affiliates as described in the AMENDED EMPLOYMENT AGREEMENT BETWEEN UNITED BANKSHARES, INC. AND RICHARD M. ADAMS entered into on November 1, 2001 as further amended and restated as the THIRD AMENDED EMPLOYMENT AGREEMENT BETWEEN UNITED BANKSHARES, INC. AND RICHARD M. ADAMS dated                     , 2008 (hereinafter “Employment Agreement”);
               NOW, THEREFORE, for and in consideration of the premises contained herein, the parties agree as follows:
     I. DEFINTIONS
A.	“Base Salary” means Adams’ base salary as determined pursuant to the Employment Agreement.

B.	“Benefit Commencement Date” shall mean the date on which payment of Adams’ annual supplemental retirement benefit under Section II, if any, is scheduled to commence under the terms and conditions of this Agreement.

C.	“Change in Control” has the same meaning as “change in control” in the Employment Agreement.

D.	“Early Separation from Service” means the Separation from Service before age 65 for reasons other than death.

E.	“Early Separation from Service Date” means the month, day and year in which Early Separation from Service occurs.

F.	“Final Base Salary” means the average of Adams three (3) highest base salaries during his employment with UBS or an affiliated or successor entity to UBS.

G.	“Spouse” is defined to have the same meaning as the definition of “spouse” in the UBS Pension Plan.

H.	“Separation from Service” means that Adams ceases to be employed by UBS or an affiliated or successor entity to UBS for any reason, voluntary or involuntary. Adams Separates from Service with UBS or an affiliated or successor entity to UBS if he dies, retires, separates from service because of Adams’ disability, or otherwise has a termination of employment with UBS or any affiliated or successor entity to UBS. However, that the employment relationship is treated as continuing intact while Adams is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as Adams’ right to reemployment with UBS is provided either by statute or by contract and provided further that if the period of leave exceeds six months and Adams’ right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes Adams to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period. In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A and applicable regulations thereunder, including but not limited to (i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availablility to perform services after a purported termination of services or availability to perform services after a purported Separation from Service and (ii) in any instance in which Adams is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan, (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans,”) then in such instance Adams shall only be considered to meet the requirements of a Separation from Service hereunder if Adams meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Agreement which would otherwise apply, (iii) in any instance in which Adams is an employee and an independent contractor of UBS or any Affiliate or both Adams must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if Adams provides services both as an employee and a member of the Board of Directors of UBS or any Affiliate or both or any combination thereof, the services provided as a director are not taken into account in determining whether Adams has had a Separation from Service as an employee under this Agreement, provided that no plan in which Adams participates or has participated in his capacity as a director is an Aggregated Plan and (iv) a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation of guidance of like import, in the event of an asset purchase transaction as described therein.
I.	“UBS Pension Plan” refers to the UBS Pension Plan currently in effect as the same may be amended from time to time, and includes any successor plan established by UBS or established by a successor entity to UBS.

J.	“UBS Savings and Stock Investment Plan” refers to such UBS plan currently in effect as the same may be amended from time to time, and includes any successor plan established by UBS or established by a successor entity to UBS. For the purposes of making the calculation required under Section II of this Agreement it shall be assumed that Adams has made or will make annual contributions to the UBS Savings and Stock Investment equal to the applicable limit for exclusion of elective deferrals (“Elective Deferral Limitation”) as provided under Section 402(g) of the Internal Revenue Code or any successor provision thereto. If Adams has not or does not make contributions equal to the Elective Deferral Limitation for any year, the calculation required under Section II nonetheless shall be made as if as if each year he had made such contribution in an amount equal to the Elective Deferral Limitation.
     II. SUPPLEMENTAL BENEFIT
          A. Separation from Service on or After Age 65. Except as otherwise provided herein, and provided that Adams does not have a Separation from Service prior to age 65, UBS agrees to provide Adams an annual supplemental retirement benefit upon his Separation form Service from UBS or an affiliate or successor entity to UBS, other than by death, (and such date shall be the Benefit Commencement Date for such benefit, for purposes of, and subject to the terms and conditions of payment under, Section III of this Agreement,) which benefits shall be provided irrespective of whether Adams is employed by an entity other than UBS or an affiliate or successor entity to UBS. Said annual supplemental retirement benefit shall be equal to seventy percent (70%) of Adams’ Final Base Salary, reduced by Adams’ annual benefits actuarially calculated at the time the supplemental retirement benefit first becomes payable under (1) the UBS Pension Plan (determined as if Adams’ distribution was made on an installment basis for the joint and last survivor expectancy of Adams and his Spouse, if married, and if not, over Adams’ life expectancy); (2) Social Security (as the same may be adjusted from time to time); and (3) the UBS Savings and Stock Investment Plan (determined as if Adams’ distribution was made on an installment basis for the joint and last survivor expectancy of Adams and his Spouse, if married, and, if not, over Adams’ life expectancy).
          B. Notwithstanding the provisions of Section II A, and in lieu of the benefit in Section II A above and subject to the other provisions herein, in the event of Adams’ Early Separation from Service, UBS agrees to provide Adams an annual supplemental retirement benefit, upon Adams’ Early Separation from Service Date, with such Early Separation from Service Date being Adams’ “Benefit

Commencement Date,” if Adams has a Separation from Service other than by death before attaining age 65, with such annual supplemental retirement benefit as defined in Section II A with amounts determined as of the Benefit Commencement Date as if the benefit were payable at age 65. The supplemental benefit determined as if payable at age 65 would be reduced by 1/180 for each month which the Benefit Commencement Date precedes age 65.
          C. Vesting and the Effect of Separation from Service. The benefits under this Agreement are fully vested in Adams and shall survive his Separation from Service from UBS or an affiliated or successor entity to UBS for whatever reason, including but not limited to, change in control, dismissal with or without cause, voluntary termination by Adams, expiration of contract or disability.
          D. Death. In the event of Adams’ death, if married, Adams’ Spouse shall be entitled to receive Adams’ annual supplemental retirement benefit calculated as provided under Section II A or B above, whichever is applicable, and beginning (or continuing, if benefits have commenced thereunder prior to Adams’s death) at such time as the annual supplemental retirement benefit would have been payable to Adams under either Section II A or B above, if he were living at the time of payment, (and, if he has not previously had a Separation from Service other than by death, considering his date of death as his date of Separation from Service other than by death for purposes of determining such benefit that would have been payable under Section II A or B if Adams were living, and for purposes of determining the “Benefit Commencement Date” thereunder, as needed, and under this paragraph II D pursuant to the provisions of Section III).
          Payments required under this Section II. D, shall be paid to Adams’ Spouse for her life and shall cease upon her death.
          In the event that Adams’ Spouse does not survive him or Adams is not married at the time of his death and Adams’ death occurs prior to his receiving an annual supplemental benefit pursuant to this Agreement for five (5) or more years, then, if Adams has had, prior to his date of death, a Separation from Service other than by death, Adams’ estate shall be paid, for a five (5) year period (not including the year of death if an annual payment has been received prior to the date of death in the year of death) Adams’ annual supplemental retirement benefit calculated as provided under Section II A or B above, whichever is applicable, and beginning (or continuing, if benefits have commenced thereunder prior to Adams’s death) at such time as the annual supplemental retirement benefit would have been payable to Adams under either Section II A or B above, if he were living at the time of payment. In the event that Adams is not married at his death and has not, prior to death, had a Separation from Service other than by death, then, at Adams’ date of death, and Adams’ date of death shall be the Benefit Commencement Date for payment hereunder and pursuant to the provisions of Section III, Adams’ estate shall receive a lump sum payment calculated for a five (5) year period, based upon the benefit Adams would have been provided under Section II A upon Adams’ Separation from Service on his date of death if he had a Separation from Service other than by death on his date of death, if Adams is age 65 or older at his death and has not had a Separation from Service prior to his death, or the benefit Adams would have been provided under Section II B if Adams had a Separation from Service other than by death on his date of death, if Adams has not attained the age of 65 at his death. No payment shall be made to Adams’ estate in the event Adams had received prior to his death an annual supplemental retirement benefit pursuant to this Agreement for five (5) or more years.
          III. PAYMENT OF SUPPLEMENTAL RETIREMENT BENEFIT
               A. Annual Life Payments. Except as provided in Section II. D, the annual supplemental retirement benefit to which Adams is entitled pursuant to this Agreement shall be paid to Adams in annual installments for life and shall be based on Adams’ life expectancy as determined under Section 1.72-9 of the Income Tax Regulations. It is understood by and between the parties hereto that in calculating Adams’ annual supplemental retirement benefit the reduction from Adams’ Final Base Salary shall be applied hereunder notwithstanding the fact that Adams may not actually receive distribution or payment from one or more of the sources from which reductions are determined.
               B. Commencement of Payments. Except as provided below with respect to Section II D, and subject to the provisions of Section III F the first payment of the annual supplemental retirement benefit required under Section II shall be made on the Benefit Commencement Date, and such payment shall be treated as having been made on such Benefit Commencement Date if it is made on such designated date or if it is made on any date after such designated date within the same taxable year of Adams, or, if later, by the 15th day of the third calendar month following such designated date provided that Adams is not permitted, directly or indirectly, to designate the taxable year of the payment, all to the extent permitted by Code Section 409A and the regulations and guidance thereunder, provided, however that notwithstanding the foregoing, and notwithstanding any other provision of this Agreement, if such Benefit Commencement Date is on or before the date which is six months after a Separation from Service of Adams, other than by death, then such first payment shall be made on the date which is six months after such Separation from Service of Adams other than by death. Such first payment shall be prorated on a calendar year basis from the date that the annual supplemental retirement becomes payable. Subject to the provisions of Section III F, payments thereafter shall be paid annually on the 15th day of January.
               C. Payments required under Section II D. Payments required under Section II D. shall be paid as specified therein, provided that if the date of death is the Benefit Commencement Date thereunder, then such payments shall begin (or if a lump sum is provided for under Section II D, then such payment shall be made on) on such Benefit Commencement Date, and such payment shall be treated as having been made on such Benefit Commencement Date if it is made on such designated date or if it is made on any date after such designated date within the same taxable year, or, if later, by the 15th day of the third calendar month following such designated date, provided that neither Adams nor any Beneficiary is permitted, directly or indirectly, to designate the taxable year of the payment, all to the extent permitted by Code Section 409A and the regulations and guidance thereunder, and, if the date of death is the Benefit Commencement Date, and if annual payments rather than a lump sum is provided for under Section II D, such payments shall be made annually thereafter on the 15th day of January for the period of time specified under Section II or D, all provided that the provisions of Section III F shall not apply, and in the case of a first annual payment hereunder payable with the date of death as the Benefit Commencement Date, such first payment shall be prorated on a calendar year basis from Benefit Commencement Date.
               D. Neither UBS nor any affiliated or successor entity to UBS shall be entitled to a refund or a recoupment of any amounts distributed or paid pursuant to the terms of this Agreement.
               E. Social Security Adjustments. Any annual supplemental retirement benefit required to be paid pursuant to this Agreement shall be annually adjusted to reflect any annual increases or decreases in Social Security benefits.
               F. Six Month Delay for Payment After Separation from Service Other Than By Death. Notwithstanding the provisions of Section III B or any other provision of this Agreement, if any payment is to be made upon or based upon Adams’ Separation from Service other than by death, under Section III B or any other provision of this Agreement, and such payment is to be made within six months after Adams’ date of Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Separation from Service of Adams (other than by death,) provided further, however, that in the case of any such payment which is to be made in installments, with the first such installment to be paid on or within six months after the date of Separation from Service other than by death, then, upon Separation from Service other than by death of Adams, notwithstanding any other provision of this Agreement, the first such installment shall be paid on the date which is six months after such Separation from Service of Adams (other than by death,) prorated as set forth in Section III B, with the next equal annual payment to be made on the January 15th next following such first payment and all applicable annual installments to be made annually on January 15th thereafter.
          IV. NO REDUCTION BASED ON OTHER RETIREMENT BENEFITS
               Payment required to be made pursuant to this Agreement shall not be reduced or in any manner changed in the event that Adams shall become entitled to or have any interest in any retirement or deferred compensation benefits under any qualified or non-qualified plan or arrangement except as expressly provided herein.
          V. MISCELLANEOUS PROVISIONS
A.	Prior Agreements. This Agreement represents the entire agreement between the parties, and all prior representations, promises or statements are merged with and into this document.
B.	Amendments. Any amendments to this Agreement must be in writing and signed by all parties hereto all provided that (i) no such amendment shall be effective if it would, if effective, cause this Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment and (ii) the provisions of this paragraph V, B are irrevocable.
C.	Governing Law. All questions pertaining to the construction, validity and effect of this Agreement shall be determined in accordance with the Laws of the United States and to the extent not preempted by such laws by the laws of West Virginia.

D.	Headings. The headings used in this Agreement are used solely for the convenience of the parties and are not to be used in construing or interpreting the Agreement.

E.	Severability of Provisions. The effect of a determination by a court of competent jurisdiction that one or more of the contract clauses is or are found to be unenforceable, illegal, contrary to public policy, or otherwise unenforceable, then this Agreement shall remain in full force and effect except for such clauses.

F.	Authority to Execute Documents. The undersigned representative of UBS certifies and represents that he is authorized to enter into this binding agreement with Adams.

G.	Waiver of Breach. A waiver of a breach of any provision of this Agreement by any party shall not be construed as a waiver of subsequent breaches of that provision. No requirement of this Agreement may be waived except in writing by the party adversely affected.

H.	Binding Effect and Assignability. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which UBS may merge or consolidate or to which it may transfer all or substantially all of its assets. Insofar as Adams is concerned, the benefits payable hereunder or the right to receive future benefits under this Agreement may not be assigned, anticipated, alienated, pledged, encumbered or subjected to any charge or legal process.

I.	Employment Contract. Nothing contained in this Agreement shall be construed to alter, or in any manner change, the terms of the Employment Agreement.

J.	Counterparts. This Agreement may be executed in one or more counterparts, which taken together shall constitute an original.

               WITNESS the following signatures this            day of                , 2008:

UNITED BANKSHARES, INC.
By

Its

RICHARD M. ADAMS